Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REVISES THIRD QUARTER FINANCIAL GUIDANCE

Will Report Full Third Quarter Results and Host Conference Call and Webcast on October 27

Wyomissing, Pennsylvania, (October 2, 2008) – Penn National Gaming, Inc. (PENN: Nasdaq) announced today that it is reducing its guidance targets for financial results for the 2008 third quarter based on a greater than anticipated impact on gaming revenue related to economic conditions, competition in certain markets and disruption caused by September hurricanes.  In addition, the 2008 third quarter results will reflect higher than anticipated lobbying expenses.

Penn National’s revised 2008 third quarter financial guidance targets for net revenue and EBITDA are summarized in the table below.

	Three Months Ended September 30,
(in millions)	2008 Revised Guidance (1)	2008 Prior Guidance	2007 Actual
Net revenues	$617.0	$657.5	$629.5
EBITDA (2)	$146.3	$178.6	$177.6

(1)   Penn National is not updating its prior guidance at this time for third quarter 2008 expenses, net income and diluted earnings per share.  The Company will update its full year 2008 guidance when it reports its full 2008 third quarter operating results on October 27.

(2)   EBITDA is income from continuing operations excluding charges for stock compensation, depreciation and amortization, gain or loss on disposal of assets, and is inclusive of earnings from joint venture.

Penn National’s same facility revenue (excluding the results of Hollywood Casino at Penn National Race Course and Hollywood Slots Hotel and Raceway in Bangor, Maine which are benefiting from recent, significant expansions) in July and August 2008 declined by approximately 8.3% compared to the same months in 2007.  However, Penn National’s same facility revenue in September 2008 declined by approximately 21.4% compared to September 2007.

The revised 2008 third quarter EBITDA guidance is net of approximately $3.0 million related to Hurricane Gustav and Hurricane Ike and approximately $15.3 million of lobbying expenses in Kansas, Maine, Maryland, Ohio, and West Virginia.

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Penn National has taken steps to address the declines in its business with additional operating cost reductions and other initiatives intended to maintain operating margins in the face of the current operating environment.

In the 2008 third quarter Penn National Gaming repurchased approximately $31.7 million, or 1,149,600 shares of its common stock in open market transactions, at an average price of $27.52.  The Company has approximately $168.3 million remaining available for repurchases under the July 2008 $200 million common stock buy-back authorization.

Penn National Gaming has refrained from additional share repurchases during the “black out” period that commenced 30 days prior to the close of the quarter.  The Company may resume share repurchases after the dissemination of this updated outlook.  Any such purchases may be made from time to time in open market or private transactions at prevailing market prices, and all shares purchased will be held in the Company’s treasury for possible future use.

Penn National will release its full 2008 third quarter financial results at 7:00 a.m. ET on Monday, October 27, 2008 and will host a conference call and simultaneous webcast at 10:00 a.m. ET on Monday, October 27, 2008.  Both the call and webcast are open to the general public.

The conference call number is 212/231-2915; please call five minutes in advance to ensure that you are connected prior to the presentation.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.  Questions and answers will be reserved for call-in analysts and investors.  Following its completion, a replay of the call can be accessed until November 26, 2008 by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21395755.  A replay of the call can also be accessed for thirty days on the Internet at www.pngaming.com.

Use of Non-GAAP Measures

EBITDA, or earnings before interest, taxes, charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and inclusive of earnings from joint venture, is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.

The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income per share per GAAP.

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature over 25,400 slot machines, approximately 400 table games, over 2,000 hotel rooms and more than 930,000 square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements, including statements addressing 2008 guidance, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from expectations. Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the impact of market conditions or applicable legal restrictions on the Company’s intention to repurchase shares of its common stock; that the conditions to closing the transactions contemplated by the preferred stock purchase agreement entered into by the Company, pursuant to which the Company will issue preferred stock to affiliates of Fortress Investment Group LLC, (“Fortress”), affiliates of Centerbridge Partners, L.P. (“Centerbridge”), affiliates of Wachovia Corporation and affiliates of Deutsche Bank AG, are not satisfied, or the issuance of the preferred stock otherwise fails to close; the outcome of any legal proceedings instituted against the Company in connection with the termination of the previously announced acquisition of the Company by certain affiliates of Fortress and Centerbridge; the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact (such as a smoking ban at any of our facilities) operations in the jurisdictions in which we do business; the activities of our competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; the existence of attractive acquisition candidates, the costs and risks involved in the pursuit of those acquisitions and our ability to integrate those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the effects of local and national economic, credit and capital market and energy conditions on the economy in general, and on the gaming and lodging industries in particular; construction factors, including delays, increased cost of labor and materials; changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the availability and cost of financing; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the United States Securities and Exchange Commission. We do not intend to update publicly any forward-looking statements except as required by law.

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